Exhibit 99.8
E-mail Copy: Key Managers
(PHS)
It is an exciting day at PHS! And, you play a vital role in carrying this news to your staff.
As you have probably heard, the parent companies of PHS and Correctional Medical Services — the two best and most experienced companies in our industry — have decided to combine our two organizations. Our boards of directors have approved a definitive agreement leading to this combination, and the announcement has just gone out on the wires.
Our goal is to speak with as many employees as possible today. Please use your existing systems (phone conference or e-mail) to communicate this news. Please use the following link to the announcement letter to which we referred in our call. You may print and share with your staff.
We are also providing you a rundown of what we are doing to communicate this news today. Please note, we are asking you to help us share this information with your teams.
In addition, an employee FAQ section will be added to the www.asgr.com website on Thursday to deliver the latest news and address concerns or questions from employees regarding this transaction.
We do not expect this combination will change the work that those of you in the field and your staff are doing. You are in the business of serving clients and taking care of patients and those basics obviously do not change. Also keep in mind this transaction is subject to regulatory review and shareholder approval. Until the transaction closes we will continue to operate as independent companies.
Thank you for your support of our new company and the very important service you provide to our clients!
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.